Blue background, with the words, "Growth, Change, Service, Excellence"

repeated 4 times, fading into the background, to display the depth of the importance of those to the Company.

CORPORATE PROFILE

Brenton Banks, Inc. is a multi-bank holding company headquartered in Des Moines, Iowa. Assets total $1.5 billion with another $.6 billion under trust agreement and $.2 billion in investment

brokerage accounts.



Brenton Banks, Inc. operates 13 commercial banks and one savings bank in 42 banking facilities across Iowa, including the major metropolitan areas of Des Moines, Cedar Rapids, Davenport and Ames. The

Company's 10 community banks are in highly productive trade areas and county seat communities. In addition to banking, investment brokerage and trust business, Brenton Banks, Inc. operates mortgage,

insurance and real estate subsidiaries.


The first Brenton Bank was founded in Dallas Center, Iowa in 1881.

Brenton Banks, Inc., incorporated in 1948, was Iowa's first bank holding company.


The Company's common stock is publicly traded on Nasdaq National

Market under the symbol BRBK, and is also listed in various

newspapers as BrentB.



Contents

Financial Highlights                               1

Message to Shareholders                            2

Management Changes                                 5

A Closer Look                                      7

Management's Discussion and Analysis              10

Consolidated Average Balances and Rates           18

Selected Financial Data                           19

Consolidated Financial Statements and Notes       20

Management's Report                               35

Independent Auditor's Report                      36

Stock Information                                 37

Corporate Structure                               38

Brenton Banks and Assets                          39

FINANCIAL HIGHLIGHTS
Brenton Banks, Inc. and Subsidiaries

Operating Results                                               1993               1992                   1991

Net interest income                                             $54,228,718         51,786,369             46,873,888

Provision for loan losses                                         1,251,588          1,410,730                799,157

Total noninterest income                                         17,863,271         14,684,040             12,714,549

Total noninterest expense                                        50,414,942         46,590,756             42,283,746

Income before income taxes and minority interest                 20,425,459         18,468,923             16,505,534

Net income                                                       14,249,970         12,953,094             11,659,427


Per Common and Common Equivalent Share                          1993               1992                   1991

Net income                                                      $      2.70               2.50                   2.25

Cash dividends                                                        .600               .525                   .485

Book value, including unrealized gains (losses)*                     21.40              18.71                  16.74

Book value, excluding unrealized gains (losses)**                    20.82              18.71                  16.75

Closing bid price                                                    26.25              26.00                  20.75


At December 31                                                  1993               1992                   1991

Assets                                                           $ 1,480,596,046    1,431,139,829          1,360,941,588

Loans                                                                875,881,387      753,454,137            751,909,813

Nonperforming loans                                                    4,013,000        4,593,000              5,622,000

Deposits                                                           1,294,363,694    1,269,940,325          1,215,088,230

Common stockholders' equity*                                         112,417,665       97,430,163             86,712,022

Ratios                                                          1993               1992                   1991


Return on average common stockholders' equity (ROE)              13.82%              14.13                  14.27

Return on average assets (including minority interest) (ROA)       1.04                .98                    .93

Net interest margin                                                4.28               4.23                   4.04

Net noninterest margin                                           (2.31)             (2.31)                 (2.26)

Primary capital to assets*                                         8.50               7.67                   7.23

Tier 1 leverage capital ratio*                                     7.55               6.71                   6.21

Nonperforming loans as a percent of loans                           .46                .61                    .75

Net charge-offs as a percent of average loans                       .05                .13                    .15

Allowance for loan losses as a percent of nonperforming loans    244.65             196.09                 152.05

* including unrealized gains (losses) on assets available for sale

** excluding unrealized gains (losses) on assets available for sale


Net Income (In thousands)                    89                 90                  91                  92                  93


                                             $8,704             10,339              11,659              12,953              14,250
Return on Average Equity                     89                 90                  91                  92                  93


                                             14.50%             14.39               14.27               14.13               13.82

Net Interest Margin                          89                 90                  91                  92                  93

                                             4.38%              4.11                4.04                4.23                4.28


Return on Average Assets                     89                 90                  91                  92                  93


                                             1.00%              .95                 .93                 .98                 1.04


MESSAGE TO THE SHAREHOLDERS

The year 1993 was excellent for our Company.  This is true from both a financial and an operational standpoint.



We are proud of our Company's financial gains in 1993.  Earnings reached record levels for the sixth consecutive year at $14.25 million, a 10.0 percent increase over 1992. Earnings per common share were $2.70 for 1993, compared with $2.50 for 1992. Our goal is to grow earnings per share by ten percent per year. This year earnings per share grew 8.0 percent, compared to 11.1 percent in

1992 and 12.5 percent in 1991.



Our common stock ended the year at a bid price of $26.25, which represents 123 percent of book value and 9.7 times current year's earnings. Dividends paid in 1993 rose 14.3 percent to $.60 per share, a payout of 22.2 percent of earnings per share. The January

1994 dividend was increased to $.165 per common share.



We are proud that our loan quality remains excellent.  This is reflected by net loans charged off for the year of only 0.05 percent of average loans. Also, nonperforming loans represented a low 0.46 percent of loans at the end of the year. Both the net loans charged off and nonperforming loan experience rank Brenton in the top ten percent among our midwestern peers.



Our deposit growth slowed in 1993. Growth in noninterest income through brokerage, insurance, trust and mortgage services is designed to provide diversification and increased earnings, even if deposit growth remains slow. These services are discussed further in A Closer Look.



Our plan for the Company is to remain independent and to expand our presence into new geographic markets.  This will be

accomplished through acquisitions, branch expansion and a wider array of financial services. A number of initiatives are currently underway in this area.



The Iowa economy has remained robust, despite the occurrence of unprecedented flooding and its negative impact on agriculture. The average work week, housing permits, sales tax receipts, non-farm employment and bank loans set record levels for Iowa through

December 1993, while unemployment dropped to record lows.*



Our goal is to provide premier service to consumer, commercial,

and agricultural customers through community and metro banking affiliates. We emphasize local authority, supported by the

centralized services of the Parent Company and its service

providers. This, we feel, is the best combination for Brenton. We function in a setting of strong centralized controls in the areas of credit, investment, and bank regulation. A well developed and extensive financial reporting system, which reports and compares performance, is the communication link between the Parent Company and our subsidiaries.



Our Company is bound together by a common and measurable Mission statement. Our strength is in the highly capable and experienced group of professional bankers both at our affiliate and Parent

Company levels. We are very confident and proud of the collective leadership within Brenton.



We will continue to remain conservative in the way we lend money and the way we borrow money for new corporate endeavors. Our excellent loan quality and low debt-to-equity ratios demonstrate these strengths.



Thank you, our shareholders, for your investment in Brenton Banks,

Inc. Your continued confidence and support energizes our goal to be Iowa's premier banking organization. We strive to offer the best service to our customers and the greatest value to you, our shareholders.



C. Robert Brenton

Chairman of the Board



William H. Brenton

Chairman of the Executive Committee and

Vice Chairman of the Board



J.C. (Buz) Brenton

President

* Source Des Moines Register, January 30, 1994

(picture of William H. Brenton, J.C. Brenton, and C. Robert

Brenton)

Pictured (left to right) are William H. Brenton, Chairman of the

Executive Committee & Vice Chairman of the Board, J.C. Brenton,

President, and C. Robert Brenton, Chairman of the Board.



(picture of Robert L. DeMeulenaere)

Pictured is Robert L. DeMeulenaere, elected President of Brenton

Banks, Inc. at the January 19, 1994 Board of Director's meeting.

He succeeds J.C. Brenton as President. Mr. DeMeulenaere joined the organization in 1964 at the Davenport bank. In 1972, he moved to the Cedar Rapids bank as Executive Vice President and in 1982 became President. In 1985, he moved to Des Moines as Senior Vice

President-Metro Bank Division and also became President of Brenton

Mortgages, Inc. in 1988. He returned to Cedar Rapids in 1990 as CEO of the

Cedar Rapids bank as a result of a major acquisition. In 1994, he returned to Des Moines to assume his new responsibilities with Brenton Banks, Inc.

as President.

(picture of executives - caption on following page)

MANAGEMENT CHANGES

In June, 1993, J.C. (Buz) Brenton announced his intention to step down from his duties as President of the Company at year-end. He also announced that Robert L. DeMeulenaere, thirty-year employee of the Company and recent President of the Cedar Rapids affiliate,

would be elected President in January, 1994.



Dear Brenton Associates:



I wish to announce to you that at this year-end I will step down as President of our Company. Bob DeMeulenaere will replace me as

President.


I will remain on the Board of our Company, but otherwise be

inactive except to be available for counsel or other help as needed and as my time will permit.


There will be a period of time when Bob DeMeulenaere will report to me. He will be elected as President at this year-end and move to the corporate offices. I plan to take office space within

Capital Square so as to be accessible but not engaged actively,

except to participate on the Board of Directors and in the affairs of the Company, once Bob ceases to report to me.


Bill and Bob Brenton's jobs and titles will remain the same.


This move from active banking is part of a plan I have held, and shared with my brothers, for three or four years. There is much to try to do in life of a worthwhile nature. I wish to direct my energies more fully toward environmental and humanitarian affairs,

if possible.


I want you to know that I have and do love my work, my Company,

and you, my associates. My relations with my brothers, always have, and continue to be, a strength for me and, I believe, the

Company.


In Bob DeMeulenaere, we have a leader who is exceptionally well qualified in background, character, and intellect to do the job.

He commands the highest respect within the Company and the

industry.


The future is bright indeed!



Yours,

J.C. (Buz) Brenton

President

Brenton Banks, Inc.



(picture of the following executives on facing page)

Front Row: (l-r) Phillip L. Risley, Executive Vice President;

Roger D. Winterhof, Senior Vice President-Community Bank Division;

Larry Mindrup, President, Brenton National Bank-Poweshiek County,

Grinnell, and Community Bank Area Manager

Second Row: (l-r) John R. Amatangelo, Senior Vice President-

Operations; Saulene M. Richer, Senior Vice President-

Marketing/Technology;

Steven T. Schuler, Chief Financial Officer & Vice

President/Treasurer/Secretary

Third Row: (l-r) Steven F. Schneider, Vice President-Brokerage

Services; Charles N. Funk, Vice President-Investments; Gary D.

Ernst, Vice President-Trust

Fourth Row: (l-r) Norman D. Schuneman, Senior Vice President-

Lending; Mary F. Sweeney, Vice President-Human Resources

(photo of a male and female customer at a desk, with a Brenton

broker behind the desk. There is a sign which reads:   Brenton

Brokerage.  No photo caption)

A CLOSER LOOK

Over the past several years, significant changes have been made at the Company. The purpose of this section of The Annual Report is to provide to shareholders, prospective shareholders and customers an overview of our Company and its direction.





Brenton Bank's, Inc. Mission



In 1989, the Company adopted a Mission which we think is unique in that it demands measurement throughout our system.



Our Mission is to be the premier banking organization in Iowa in:

* Service to customers;

* Products that appeal to customers;

* Professional appearance of our people and facilities; and

* As a place to work.

We will make measured progress in these areas on an annual basis.

We also strive to be leading community citizens.



Our profit objective is to rank in the top quarter of similar sized bank holding companies. In this way, we seek to

substantially enhance shareholder value while remaining strong for our customers, employees and communities.



Over the past several years, our staff has focused its attention and energy on accomplishing the objectives identified in our

Mission. Our Mission, which we continually measure and document, gives us a unity of purpose and focus. We utilize comparisons, surveys and information-sharing to maintain our commitment to strive for improvement and achieve success. This concentration of effort has directly benefitted our customers, employees and shareholders.



Growth and Expansion



In 1993, average balance sheet growth equalled 3.5 percent, which was below that of recent years. The current low interest rate environment causes deposit funds to move from traditional bank investments to annuities, mutual funds, stock market and insurance products. As interest rates increase and Brenton is able to pay higher rates on deposits and receive higher yields on loans and investments, there will again be an inflow into traditional bank deposit products.



We have recognized the need to offer off-balance-sheet products directly to our customers as an alternative investment for those seeking a higher rate of return. For this reason, Brenton greatly expanded its brokerage business in 1993. Last year the number of

Brenton brokers grew by one-third and brokerage sales increased

88.1 percent, contributing $.8 million to the Company's pretax net income. Brenton is also strengthening its offerings in the mutual funds area and has a goal of developing its own proprietary funds.

Annuity products are now being offered by all of our banks and life insurance products will be offered in 1994.



In addition to internal growth, Brenton is pursuing expansion. Our expansion goals are designed to increase market share in our metropolitan markets and to expand into new regional economic centers in Iowa.



Late in 1993, Brenton received approval to open a new banking office in Ankeny, Iowa. This office will be affiliated with our

Ames subsidiary, Brenton Savings Bank, FSB. In addition, we have applied for a banking office charter in Iowa City, Iowa. Both

Ankeny and Iowa City are rapidly expanding markets not presently served by Brenton. In early 1994, Brenton also purchased an

insurance agency in the Tama/Toledo, Iowa area. Our intentions are to expand the Tama/Toledo location to include lending services.

During 1994, Brenton will open a loan production and investment brokerage office in Newton, Iowa. Brenton Brokerage Services, Inc.

will also be opening a retail location in downtown Des Moines.



Changes and Enhancements



During 1993, our Company undertook and completed a number of new initiatives. We completed the centralization of our operations from individual banks into Brenton Bank Services Corporation,

which began in 1992. This has increased the Company's ability to control costs and standardize products and services.

Standardization will greatly enhance our ability to market

products and services in a concentrated and professional manner.

Operational enhancements allow us to take advantage of technology in developing customer information. These are significant steps for Brenton.



Excellence



Brenton has recently remodeled the majority of its facilities. The improvements were designed to enhance the marketing and selling of products and services. Strategically placed graphic sales displays were included in virtually all banking locations. Cumulatively,

the remodeling projects were a major effort to enhance our overall appearance and stimulate sales.



During 1993, Brenton completed the centralization of its Human

Resource activities under the direction of Vice President-Human

Resources, Mary F. Sweeney. The standardization of our benefit programs and policies has strengthened our relationship with our most valuable asset, our business associates.



By the end of 1993, all of our banks were offering a new checking account, the Select Account. This deposit product is priced based on the customer's total banking relationship with Brenton. It is very appealing for those customers using more than one Brenton service and therefore, provides the opportunity to turn single-

service customers into multiple-service customers. We feel this account will quickly grow to be the backbone of our relationship with the majority of our deposit customers.



Leasing and international banking services both expanded in 1993.

We consider them integral to our commercial and agricultural product offerings and intend them to be a growing contribution to our noninterest income.



Last year we made a major commitment to the area of corporate cash management, with the hiring of Douglas F. Lenehen, Vice President-

Cash Management Services, and the addition of computer hardware and specialized software. These services are needed and desired by most Brenton business customers, so we consider this an important addition.



In 1993, we decided to expand our mortgage banking operation.

Although our banks have been making residential mortgages for years, we have experienced increased activity over the past three years. We have added specialized real estate loan originators in many Brenton locations and sold more than $121 million of loans to the secondary market in 1993. These activities, with the exception of mortgage servicing, have been decentralized. We feel that substantive additional income is possible by expanding mortgage origination and centralizing  our secondary market operations. The planning process for this mortgage banking expansion began in

1993, with implementation commencing in 1994.



Measured by any standard, credit quality remains a hallmark at

Brenton. We are very proud of our lending record. With strong loan administration and control, managed by Senior Vice President-

Lending, Norman D. Schuneman, we are confident we will maintain our sound loan portfolio over the years.



Asset-Liability management under the guidance of Vice President-

Investments, Charles N. Funk, made significant progress during

1993. Asset-Liability management is the management of the

relationship between the repricing of loans and investments and their chief funding source, primarily deposits. By the end of

1993, Brenton had installed a standardized mechanism for

projecting earnings variances, given various changes of general interest rates in the economy. This information allows us to arrive at better conclusions regarding loan and deposit pricing and maturity decisions. This new system of measuring interest rate risk significantly improves our planning process.



This culmination of expansion, new products, improved appearance and more technical analysis provides us the competitive advantages needed to excel in our industry and accomplish our Mission.

(photo of a meeting being conducted by a Brenton Trust Officer,

showing six of the participants at round tables.  No photo

caption.)

MANAGEMENT'S DISCUSSION AND ANALYSIS


For 1993 and the sixth consecutive year, Brenton Banks, Inc. and subsidiaries (the "Company") reported record earnings. Net income for the year was $14,249,970, a 10.0 percent increase over 1992.

Earnings per common and common equivalent share rose to $2.70 for

1993, up 8.0 percent from $2.50 in 1992.


Capital Resources


The Company's record earnings contributed to the 15.4 percent growth in common stockholders' equity, which totaled $112,417,665 at December 31, 1993. Share issuances under the Employee Stock

Purchase Plan added $361,194 to the Company's equity while the exercise of previously granted stock options added $461,185.



Effective December 31, 1993, the Company adopted the Statement of

Financial Accounting Standards No. 115. Under this new accounting standard, the method of classifying investment securities is based on the Company's intended holding period. Accordingly, securities which the Company may sell at its discretion prior to maturity are recorded at their fair value. Additionally, the aggregate

unrealized net gains, including the effect of income tax and minority interest, are recorded as a component of common

stockholders' equity. At December 31, 1993, aggregate unrealized gains totaled $3,036,270.



Because of the Company's strong earnings performance, the Board of

Directors increased 1993 dividends to common stockholders 14.3 percent over 1992 to $.60 per share, a dividend payout ratio of

22.2 percent of earnings per share. In January 1994, the Board declared a dividend of $.165 per share, which was up 13.8 percent from the first quarter of 1993 and 3.1 percent from the prior quarter.



The Company's risk-based core capital ratio was 12.64 percent at

December 31, 1993, and the total risk-based capital ratio was

13.75 percent. These exceeded the minimum regulatory requirements of 4.00 percent and 8.00 percent respectively. The Company's tier

1 leverage ratio, which measures capital excluding intangible assets, was 7.55 percent at December 31, 1993, exceeding the regulatory minimum requirement range of 3.00 to 5.00 percent. Each of these capital calculations includes unrealized gains on assets available for sale.


The debt-to-equity ratio of Brenton Banks, Inc. (the "Parent

Company") was 10.7 percent at December 31, 1993, compared to 12.4 percent at the end of 1992. The Parent Company's available $2 million line of credit with a regional bank was unused at the end of 1993. Long-term borrowings of the Parent Company consisted entirely of $12,022,000 of capital notes.


Brenton Banks, Inc. common stock closed 1993 at a bid price of

$26.25 per share, representing 1.23 times the book value per share of $21.40 on the same date. The year-end stock price represented a price-to-1993-earnings multiple of 9.7 times.

Annual Dividends per Common Share            89                 90                  91                  92                   93

                                             $.33               .41                 .485                .525                 .60


                                             89                 90                  91                  92                  93


Primary Capital Ratio                        7.77%              6.98                7.23                7.67                8.50

Tier 1 Leverage Capital Ratio                6.73%              5.86                6.21                6.71                7.55


Liquidity



The objective of liquidity management is to maintain sufficient cash flows to fund operations and meet customer commitments.

Insufficient liquidity can cause higher costs of obtaining funds when needed, while excess liquidity can lead to the loss of income opportunity.



Federal funds sold, trading account securities, and assets

available for sale are readily marketable. Maturities of all investment securities are managed to meet the Company's normal liquidity needs. Investment securities available for sale may be sold prior to maturity to meet liquidity needs, to respond to market changes, or to adjust the Company's asset-liability

position. Federal funds sold, trading account securities, and assets available for sale comprised 30.7 percent of the Company's total assets.



Net cash provided from Company operations is another major source of liquidity. The net cash provided from operating activities was

$20,429,680 in 1993; $17,822,173 in 1992; and $16,067,732 in 1991.

This trend of strong cash from operations is expected to continue into the foreseeable future.



The Company's stable deposit base and relatively low levels of large deposits resulted in low dependence on volatile liabilities.

During 1993, the Company chose to borrow $8 million from the

Federal Home Loan Bank of Des Moines as a means of providing long-

term fixed-rate funding for certain fixed-rate assets.



The combination of a high level of potentially liquid assets,

strong cash from operations, and low dependence on volatile

liabilities provided excellent liquidity for the Company at

December 31, 1993.



The Parent Company, whose primary funding sources are management fees and dividends from the banking subsidiaries, had sufficient cash flow and liquidity at December 31, 1993. Dividends totaling

$30 million were available to be paid to the Parent Company by subsidiary banks without reducing capital ratios below regulatory minimums. At the end of 1993, the Parent Company had $3.5 million of short-term investments and additional borrowing capacity.


Brenton Banks, Inc. continues to pursue its growth mission by seeking acquisition opportunities that strengthen the Company's presence in current and selected new market areas. There are currently no pending acquisitions that would require Brenton

Banks, Inc. to secure capital from public or private markets.


Asset-Liability Management


During the last 18 months, the Company has improved the

sophistication of its asset-liability management system. This new system simulates the effect of various interest rate scenarios on net income. This analysis process is also used to project the results of alternative investment decisions. Management performs in-depth analyses of the simulations to manage interest rate risk and the Company's net interest margin.



At December 31, 1993, the Company's stable one-year GAP position was negative at .55:1, meaning fewer assets are scheduled to reprice within one year than liabilities. This situation suggests that a decline in interest rates may benefit the Company and that a rise in interest rates may negatively impact net interest

income. The negative GAP position is largely the result of

treating interest-bearing demand and savings accounts as

immediately repriceable based on their contractual terms. The

Company can partly neutralize the effect of interest rate changes by controlling the timing of rate changes on these deposit

accounts.

(photo of a Brenton Real Estate Originator, with a male and female couple in a home construction scene.)

Results of Operations - 1993 Compared to 1992



Net Income

Brenton recorded its sixth consecutive year of record net income with $14,249,970 in 1993, a 10.0 percent increase over $12,953,094 in 1992. This continued improvement was attributable to an

increase in net interest income and fee-and commission-based diversified services.


The Company's total assets grew 3.5 percent to $1.5 billion at

1993. Return on average assets (ROA) improved to 1.04 percent in

1993, compared to 0.98 percent for 1992. Due to the Company's increasing equity position, the return on average equity (ROE) was

13.82 percent, compared to 14.13 percent one year earlier.



Net Interest Income

Net interest income rose 4.7 percent to $54,228,718 for 1993. This increase was partially due to the higher net interest margin of

4.28 percent, compared to 4.23 percent last year. Influenced by the falling interest rate environment, the Company experienced a more rapid decline in rates paid on deposits and other liabilities than in yields earned on assets. Loans, which typically earn higher yields than investment securities, rose 16.2 percent. On a tax equivalent basis for 1993, loans earned an average rate of

8.77 percent while investment securities yielded an average 6.05 percent. The net interest spread, which is the difference between the rate earned on assets and the rate paid on liabilities, rose to 3.86 percent from 3.73 percent last year.



During the course of 1993, the Company's net interest margin declined 19 basis points.  The goal to continue expansion of net interest income is, therefore, centered on growth in interest-

earning assets. The majority of this growth is sought in loans.



Loan Quality

Brenton's loan quality remains strong compared to its peers and is the foundation of the Company's financial performance.

Demonstrating this, the Company's nonperforming loans were a low

0.46 percent of loans or $4,013,000 at December 31, 1993, down

12.6 percent from $4,593,000 one year ago. Nonperforming loans include loans on nonaccrual status, loans that have been

renegotiated to below market interest rates or terms, and loans past due 90 days or more. Brenton ranked second among 33

Midwestern peer banks with its 0.61 percent ratio of nonperforming loans to loans at the end of 1992, according to the Stifel,

Nicolaus & Co., Inc. December 31, 1992 Midwest Regional Banking

Review. By December 31, 1993, this ratio had improved to 0.46 percent.





                                             89                 90                  91                  92                  93


Provision for Loan Losses                    $760               869                 799                 1,411               1,252

Net Charge-offs (In thousands)               $401               814                 1,122               953                 440




Nonperforming Loans (In thousands)           89                 90                  91                  92                  93


                                             $6,718             $5,460              $5,622              $4,593              $4,013


The allowance for loan losses represented 244.65 percent of

nonperforming loans at the end of 1993, compared to 196.09 percent one year ago. The Company's net charge-offs to average loans,

which ranked best among the 33 peer banking organizations for

1992, improved from 0.13 percent for 1992 to 0.05 percent for

1993. This high-quality loan portfolio led to a modest provision expense for loan losses, which represented 0.16 percent of average loans in 1993.



Though parts of Iowa experienced record flooding during the summer of 1993, the state's economy did not falter and most Iowans

rebounded quickly. The flood had a varied impact in both

metropolitan and agricultural areas of the state. Only a few of the businesses served by Brenton were affected by the flood. In some areas, crop production was reduced 25 to 35 percent from flooding, as well as excessive rainfall and fewer days of

sunshine; other areas were less severely impacted. Due to the strength of Brenton's borrowers, multi-peril crop insurance,

disaster assistance, and government guarantees, Brenton

anticipates that the flood will have very little impact on its loan portfolio quality.



Quality control and risk management are carefully balanced with goals for loan growth. The Company's rigorous loan evaluation and approval system requires large loans to be approved by a team of top Company officers and all loans to be routinely reviewed by qualified loan examiners.



To limit the risk exposure of commercial real estate loans, the

Company closely monitors and restricts its loans for commercial multi-tenant buildings and speculative land-development loans.

Instead, the Company concentrates on owner-occupied residential and commercial mortgages used to finance facilities built and occupied by the customer. Additionally, Brenton believes that loan quality is enhanced by maintaining full-service banking relationships with borrowing customers.



The allowance for loan losses is the amount available to absorb actual loan losses within the portfolio. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and most importantly, individual loan evaluations at each bank.



Through the Company's loan evaluation process, individual banks evaluate loan characteristics, the borrower's financial condition,

and collateral value. From these evaluations, the loan portfolio quality is quantified and the bank assesses and computes the required allowance for loan losses. This process is expanded into an adequacy analysis of the allowance on a Company-wide basis.



The adequacy of the allowance is subject to future events and uncertainties. Because of the in-depth analysis process,

management believes the allowance for loan losses at December 31,

1993 was sufficient to absorb possible loan losses within the present portfolio.





Total Assets (In millions)                   89                 90                  91                  92                  93


                                             $961               1,274               1,361               1,431               1,481


Net Noninterest Margin                       89                 90                  91                  92                  93


                                             2.46%              2.29                2.26                2.31                2.31



Loan Composition


Real Estate                                  57.5%

Consumer                                     24.5%

Commercial                                   10.3%

Loans to Farmers                             7.6%

Other                                        .1%




Beginning in 1995, the Financial Accounting Standards Board will mandate a standard that will fundamentally change certain

accounting procedures for impaired loans, including the

determination of the allowance for loan losses and financial disclosures. This new Standard is not expected to have a material effect on the future financial statements of the Company.



Net Noninterest Margin

To measure operating efficiency, the Company uses the net

noninterest margin, which is the difference between noninterest income and noninterest expense as a percent of average assets. For

1993 and 1992, the net noninterest margin was 2.31 percent. To reduce this margin, which is a significant goal, the Company must continue to increase its asset base, develop fee-based services,

and use new technology and procedures to enhance operational efficiencies.



Noninterest Income

Over the last several years, Brenton has expanded its fee-based services, including trust, investment brokerage, secondary market real estate loan origination, insurance, and farm management.

These services were the basis of the Company's 21.7 percent

growth in noninterest income during 1993 and are expected to continue to grow.



Investment brokerage commissions grew 88.1 percent to $3.0 million for the year, compared to $1.6 million for 1992. After considering related expenses, investment brokerage contributed $.8 million to the Company's pre-tax net income, compared to $.3 million last year. The number of full-time brokers grew by one-third in 1993 and management expects that number to continue growing. The

brokerage business is a natural extension of the banking business,

as it allows Brenton to expand the array of financial services provided to existing customers.


Other charges and fees rose 29.8 percent for the year, largely from a 59.6 percent, or nearly $800,000, increase in fees on real estate loans originated for the secondary market. Three years ago,

the Company was originating under $20 million of mortgage loans for sale into the secondary market. In 1993, the volume was more than six times that amount, totaling over $121 million. To respond to the increased demand for new real estate loans and refinancings prompted by current low interest rates, Brenton added specialized real estate loan originators in several of its locations.



Fiduciary income from trust services rose 8.8 percent to $1.9 million in 1993 through the addition of new employee benefit and personal trusts, and growth of existing trusts. At the end of

1993, the Company's trust department managed $607 million in assets.


Securities transactions also influenced the increase in

noninterest income. Management realigned a portion of the

investment portfolio that is available for sale in response to the interest rate environment, realizing securities gains of $595,168.

The main purpose of this realignment was to diversify reinvestment risk and reduce interest rate risk in the investment portfolio.

Noninterest Expense

Total noninterest expense rose 8.2 percent in 1993 to $50,414,942 from $46,590,756 one year ago. The 9.8 percent increase in

salaries and wages, which stems partly from commissions related to increased investment brokerage and secondary market real estate loan origination, comprised more than half of the total noninterest expense increase. This increase in salaries caused a proportionate rise in the related benefits expense. Also in 1993, the Company increased its matching contribution to the employee 401(k) plan by 1 percent of salaries.



Brenton has recently redesigned most of its facilities and added technological enhancements to improve the marketing and selling of products and services. These projects are a major effort to enhance

Brenton's overall image and stimulate sales. As a result, expenses related to occupancy, furniture, and equipment rose 9.3 percent.



During 1993, Brenton initiated several successful promotion

campaigns in offering new products that serve Brenton customers.

These campaigns, along with various event sponsorships throughout the state, added 16.9 percent to the advertising and promotion expenses.



Data processing expense and FDIC deposit insurance assessments were both down slightly from last year. All Brenton banks pay an

FDIC insurance premium rate of $.23 per $100 of deposits, the lowest rate under the FDIC's risk-based premium system. Other operating expense rose only 4.7 percent, with expenses related to any given category increasing only modestly.



Income Taxes

The Company's income tax strategies include reducing income taxes by purchasing securities and originating loans that produce tax-

exempt income. The goal is to maintain the maximum level of tax-

exempt assets in order to benefit the Company on both a tax

equivalent yield basis and in income tax savings. The effective rate of income tax as a percent of income before income tax and minority interest was 27.0 percent for 1993 compared to 26.4 percent for 1992.


In January 1993, the Company adopted a new accounting standard relating income taxes. This standard allows the Company to

recognize deferred tax benefits based on the likelihood of

realization of those benefits in future years. Also during 1993,

the Company's effective federal income tax rate rose because of statutory federal changes. Neither of these items had a material effect on the financial statements of the Company.



Results of Operations - 1992 Compared to 1991


Acquisitions

On October 1, 1992, Brenton Banks, Inc. merged with Ames Financial

Corporation and acquired its wholly-owned subsidiary, Ames Savings

Bank, FSB of Ames, Iowa. With its name changed to Brenton Savings

Bank, FSB, the institution continues to operate as a federal savings bank. The merger transaction, accounted for as a pooling-of-interests,

resulted in the restatement of historical information to reflect combined results of Brenton and Ames Financial Corporation. The merger was accomplished by a stock-for-stock exchange. No bank borrowings were required since the only cash paid was for fractional shares of common stock.



Net Income

The Company's record earnings of $12,953,094 in 1992 was an 11.1 percent increase over $11,659,427 in 1991. Earnings per share also grew 11.1 percent to $2.50 for 1992 compared to $2.25 for 1991.

The Company's ROA improved to .98 percent from .93 percent in

1991. The ROE was 14.13 percent, down slightly from 14.27 percent for 1991, the result of an increase in equity capital.





Net Interest Income

Net interest income rose 10.5 percent over 1991 to $51,786,369,

and was prompted by growth in interest-earning assets and

declining interest rates. The net interest margin was 4.23 percent for 1992 compared to 4.04 percent one year earlier.



Loan Quality

Nonperforming loans of $4,593,000 at the end of 1992 represented

0.61 percent of loans. While remaining low, the provision expense for loan losses rose $611,573 in 1992. This provision increased the allowance for loan losses to $9,006,290 at December 31, 1992,

representing 196.09 percent of nonperforming loans and 1.20

percent of loans. Net loans charged off for 1992 represented a low

0.13 percent of average loans.



Noninterest Income

Noninterest income rose 15.5 percent from 1991 to $14,684,040 for

1992. The Company capitalized on mortgage origination during an interest rate environment that encouraged new home building and refinancing. Mortgage fees on residential mortgage loans sold into the secondary market totaled $1,449,807 for 1992, more than four times that of 1991.


Brenton Brokerage Services, Inc. became a licensed broker dealer in April 1992, and experienced excellent growth in personnel and sales volume during the year. Investment brokerage commissions totaled $1,600,324 for 1992, a 76.9 percent increase over 1991.



Noninterest Expense

Noninterest expense rose 10.2 percent to $46,590,756 in 1992.

Brenton implemented several changes to improve operating

efficiency and control the growth of noninterest expenses. Initial costs, which significantly impacted this increase, were necessary to fully incorporate these efficiencies.



Improvements in Brenton's computer technology designed to improve customer service and streamline operations resulted in a 36.7 percent increase in equipment depreciation over 1991.



The transition to centralized backroom operations in 1992 added some expense because of some necessary initial parallel

operations. As part of this centralization effort, the proof and item capture functions were out-sourced to the Federal Home Loan

Bank of Des Moines in November 1991. While providing overall cost savings, this shifted expenses of $581,154 from salaries and benefits, occupancy expense, and furniture and equipment expense to other operating expenses in 1992.


The October 1992 merger with Ames Financial Corporation caused one-time legal, accounting, and regulatory costs of $332,500.



A long-term stock incentive plan for the Company's senior officers and bank presidents was approved and implemented during the fourth quarter of 1992. This plan provides financial incentives based on service to the Company and Company performance over the next several years. In addition, it encourages senior managers to pursue maximizing shareholder value by providing them an

opportunity to own Brenton stock. This stock compensation expense was $560,000 for 1992.



Noninterest expense categories all increased with the exception of electronic data processing fees, which decreased through

negotiations of Brenton's contract for data processing services.

Federal Deposit Insurance Corporation assessments rose 13.8

percent to $2,750,378. All Brenton banks pay an FDIC insurance premium rate of $.23 per $100 of deposits, the lowest rate under the FDIC's risk-based premium system.



Income Taxes

The Company's income tax strategy includes reducing taxes by purchasing assets which produce tax-exempt income. The effective rate of income tax as a percent of income before income tax and minority interest was 26.4 percent for 1992, compared to 26.1 percent for 1991.

CONSOLIDATED AVERAGE BALANCES AND RATES

CONSOLIDATED AVERAGE BALANCES AND RATES
Brenton Banks, Inc. and Subsidiaries


Average Balances (In thousands)                       1993           1992           1991           1990          1989
Assets


Cash and due from banks                               $   46,025        41,715         35,656         36,012           34,061



Interest-bearing deposits with banks                         762         6,240         18,335         13,562            5,823



Federal funds sold and securities purchased under
agreements to resell                                       23,725        27,082         35,154         40,095          24,889


Investment securities:
   Available for sale                                      53,174         6,512              _              _               -

   Held to maturity-taxable                               299,993       384,301        342,466        303,243         285,237

   Held to maturity-tax exempt                            164,520       139,296        106,658         58,507          29,892

Loans held for sale                                         6,165         2,553              _              _               -



Loans                                                     802,088      736,646         727,870        659,283         512,822



Allowance for loan losses                                  (9,615)      (8,894)        (8,819)         (8,763)         (8,226)

Bank premises and equipment                                23,045       21,400         18,876          17,003          15,027

Other                                                      26,543       30,422         32,243          26,843          21,976

	                                                      $1,436,425    1,387,273      1,308,439       1,145,785         921,501


Liabilities and Stockholders' Equity:


Deposits:

  Noninterest-bearing                                  $  119,322      112,054        102,795         102,225         100,985

  Interest-bearing:

    Demand                                                217,754      209,642        175,595         152,434        121,226

    Savings                                               299,640      260,568        235,894         205,433        191,153

    Time                                                  622,789      646,261        654,776         560,679        404,868



Total deposits                                          1,259,505    1,228,525      1,169,060       1,020,771        818,232

Federal funds purchased and securities sold
 under agreements to repurchase                            42,715       33,240         20,340          18,912         13,459


Other short-term borrowings                                    33        2,170          5,361           3,027            246

Accrued expenses and other liabilities                     12,805       13,735         14,739          14,432          9,966

Long-term borrowings                                       14,077       14,067         13,619          13,347         16,222

Total liabilities                                       1,329,135    1,291,737      1,223,119       1,070,489        858,125

Minority interest                                           4,150        3,845          3,589           3,472          3,350

Common stockholders' equity                               103,140       91,691         81,731          71,824         60,026

                                                       $1,436,425    1,387,273      1,308,439       1,145,785        921,501


Summary of Average Interest Rates
Average rates earned:

Interest-bearing deposits with banks                        2.88%         4.92           7.10            8.69           9.29

Federal funds sold and securities purchased
under agreements to resell                                   2.05         2.41           5.77            7.84           9.08

Investment securities:

   Available for sale                                        5.28         6.63              _               _              _

   Held to maturity_taxable                                  5.54         6.88           8.50            8.93           8.56

   Held to maturity_tax-exempt (tax equivalent basis)        6.97         7.66           8.85            9.74          10.54



Loans held for sale                                          8.43         9.33              _               _              _

Loans                                                        8.77         9.65          10.52           10.85          10.99


Average rates paid:
Deposits                                                     3.70%        4.70           6.19            6.71           6.47

Federal funds purchased and securities
sold under agreements to repurchase                           2.41        2.78           4.74            6.16           6.88


Other short-term borrowings                                   3.63        5.57           8.70           10.18           9.05

Long-term borrowings                                          8.60        9.14           9.57           10.16          10.77


Average yield on interest-earning assets                      7.57%        8.43           9.62           10.11         10.10


Average rate paid on interest-bearing liabilities             3.71        4.70           6.21            6.76           6.57


Net interest spread                                           3.86        3.73           3.41            3.35           3.53


Net interest margin                                           4.28        4.23           4.04            4.11           4.38


SELECTED FINANCIAL DATA

SELECTED FINANCIAL DATA

Brenton Banks, Inc. and Subsidiaries

Year-end balances
 (In thousands)           1993      1992      1991      1990      1989      1988      1987      1986      1985      1984


Total assets             $1,480,596 1,431,140 1,360,942 1,274,301   961,370   921,207   908,933   956,505   963,190   991,097

Interest-earning assets   1,400,709 1,323,252 1,267,402 1,181,172   883,721   845,571   836,029   865,364   880,666   900,785

Interest-bearing
liabilities               1,224,951 1,181,013 1,141,008 1,052,597   769,717   733,133   728,597   771,416   785,851   804,428

Liabilities

Demand deposits             127,132   137,212   115,479   125,626   113,349   118,392   116,830   123,883   117,624   116,831

Long-term borrowings         20,055    13,284    13,634    12,675    14,701    16,215    17,509    18,759    19,707    19,729

Preferred stock                   _         _         _         _         _         -     2,000     3,000     4,000     5,000

Common stockholders'        112,418    97,430    86,712    77,258    63,522    56,401    49,618    44,976    41,815    47,832
  equity

Results of operations
  (In thousands)
Interest income           $  98,656   106,560   115,561   106,826    85,722    76,745    74,774    84,321    96,181   102,731

Interest expense             44,427    54,773    68,687    64,431    49,102    43,180    43,149    52,920    63,175    71,968

Net interest income          54,229    51,787    46,874    42,395    36,620    33,565    31,625    31,401    33,006    30,763

Provision for loan losses     1,252     1,411       799       869       760     1,214     2,132    11,605    17,320     7,375

Net interest income after    52,977    50,376    46,075    41,526    35,860    32,351    29,493    19,796    15,686    23,388

 provision for loan losses

Noninterest income           17,863    14,684     12,715   11,554    10,113    10,367     9,064    16,483     9,306     8,002

Noninterest expense          50,415    46,591     42,284   37,820    32,781    32,066    32,952    32,558    30,427    29,352

Income (loss) before         20,425    18,469     16,506   15,260    13,192    10,652     5,605     3,721    (5,435)    2,038

  income taxes and
  minority interest

Income taxes                  5,508     4,884      4,308    4,388      4,016    2,527       408       116      (887)   (1,804)

Minority interest               667       632        539      533        472      422       290        84        39       248

Net income (loss)            14,250    12,953     11,659   10,339      8,704    7,703     4,907      3,521   (4,587)    3,594

Preferred stock dividend          _         _          _        _          _       81        265       360      455       550

  requirement

Net income (loss)         $  14,250    12,953     11,659   10,339      8,704    7,622     4,642      3,161   (5,042)    3,044

  available to
  common stockholders

Average common shares         5,279     5,189      5,172    5,163      4,797    4,797     4,797      4,797    4,797     4,797

  outstanding*


Per common and common equivalent share*


Net income (loss)         $    2.70      2.50       2.25     2.00       1.81     1.59       .97        .66    (1.05)      .63

Cash dividends                 .600      .525       .485     .410       .330     .175      .000       .000     .203      .314

Common stockholders'          21.40     18.71      16.74    14.96      13.24    11.76     10.34       9.38     8.72      9.97

  equity


Selected operating ratios


Return on average assets      1.04%       .98        .93      .95       1.00      .90       .57        .38     (.47)      .40

  (including minority
  interest)

Return on average common      13.82      14.13     14.27    14.39      14.50    14.34      9.78       7.35   (11.03)     6.41

  stockholders' equity

Common dividend payout        22.22      21.00     21.56    20.50      18.23    11.01       .00        .00     N/M      49.84


Allowance for loan             1.12       1.20      1.14     1.25       1.55     1.60      1.75       2.09     1.95      1.05

  losses as a percent
  of loans

Net charge-offs to average      .05        .13       .15      .12        .08      .18       .75       2.61     2.54      1.18

  loans outstanding


*Restated for 2-for-1 stock split effective in 1990.

  N/M - Not meaningful, Company incurred a net loss.

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

CONSOLIDATED STATEMENTS OF CONDITION

Brenton Banks, Inc. and Subsidiaries



December 31

Assets                                                                      1993                               1992

Cash and due from banks (note 3)                                            $   42,548,497                     66,410,098

Interest-bearing deposits with banks                                                     _                      2,372,851

Federal funds sold and securities purchased under agreements to resell          41,875,000                     22,125,000

Trading account securities                                                           9,850                              _

Investment securities:
  Available for sale (note 4)                                                  412,209,721                     29,825,757

  Held to maturity (market value of $66,892,000 and $517,151,000
   at December 31, 1993 and 1992, respectively) (note 4)                        66,384,042                    510,976,506


Investment securities                                                          478,593,763                    540,802,263

Loans held for sale                                                              4,349,422                      4,497,261

Loans (note 5)                                                                 875,881,387                    753,454,137

  Allowance for loan losses (note 6)                                           (9,817,864)                    (9,006,290)

Loans, net                                                                     866,063,523                    744,447,847

Bank premises and equipment (notes 7 and 11)                                    23,147,521                     22,280,589

Accrued interest receivable                                                     12,815,884                     13,454,136

Other assets (note 9)                                                           11,192,586                     14,749,784


                                                                            $1,480,596,046                  1,431,139,829



Liabilities and Stockholders' Equity

Deposits (note 8):

  Noninterest-bearing                                                      $   127,131,654                    137,212,165

  Interest-bearing:
    Demand                                                                     232,005,404                    213,825,352

    Savings                                                                    307,615,814                    296,251,035

    Time                                                                       627,610,822                    622,651,773

Total deposits                                                               1,294,363,694                  1,269,940,325



Federal funds purchased and securities sold under agreements to repurchase       37,664,328                     34,881,600

Other short-term borrowings (note 10)                                                    _                        119,784

Accrued expenses and other liabilities                                          11,688,256                     11,496,858

Long-term borrowings (note 11)                                                  20,054,913                     13,283,855

Total liabilities                                                            1,363,771,191                  1,329,722,422

Minority interest in consolidated subsidiaries                                   4,407,190                      3,987,244

Redeemable preferred stock, $1 par; 500,000 shares authorized;

  issuable in series, none issued                                                        _                              _



Common stockholders' equity (notes 12, 13 and 15):

  Common stock, $5 par; 25,000,000 shares authorized;

    5,253,151 and 5,207,870 shares issued at

    December 31, 1993 and 1992, respectively                                    26,265,755                     26,039,350

  Capital surplus                                                                5,598,027                      5,002,053

  Retained earnings                                                             77,517,613                     66,405,950

  Unrealized gains (losses) on assets available for sale                         3,036,270                       (17,190)

Total common stockholders' equity                                              112,417,665                     97,430,163


                                                                            $1,480,596,046                  1,431,139,829


Commitments and contingencies (notes 16 and 17).

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Brenton Banks, Inc. and Subsidiaries



Years Ended December 31

Interest Income                                                  1993                       1992                        1991


Interest and fees on loans (note 5)                              $70,816,746                 71,364,279                  76,545,213

Interest and dividends on investments:

  Taxable                                                         19,436,763                 26,804,831                  29,116,364

  Tax-exempt                                                       7,894,225                  7,429,582                   6,569,424

Interest on interest-bearing deposits with banks                      21,934                    307,248                   1,302,070

Interest on federal funds sold and securities purchased under
agreements to resell                                                 485,912                    653,886                   2,028,373

Total interest income                                             98,655,580                106,559,826                 115,561,444

Interest Expense


Interest on deposits (note 8)                                    42,188,138                 52,443,250                  65,954,608

Interest on federal funds purchased and securities
  sold under agreements to repurchase                             1,027,324                    923,853                     963,419

Interest on other short-term borrowings (note 10)                     1,200                    120,912                     466,157

Interest on long-term borrowings (note 11)                        1,210,200                  1,285,442                   1,303,372

Total interest expense                                           44,426,862                 54,773,457                  68,687,556

Net interest income                                              54,228,718                 51,786,369                  46,873,888

Provision for loan losses (note 6)                                1,251,588                  1,410,730                     799,157

Net interest income after provision for loan losses              52,977,130                 50,375,639                  46,074,731

Noninterest Income

Service charges on deposit accounts                               5,846,770                  5,735,963                   5,784,257

Insurance commissions and fees                                    1,730,387                  1,695,699                   1,467,639

Other service charges, collection and exchange charges,
         commissions and fees                                     4,120,732                  3,175,552                   2,146,847

Investment brokerage commissions                                  3,010,004                  1,600,324                     904,704

Fiduciary income                                                  1,912,442                  1,758,203                   1,629,495

Net gains (losses) from securities available for sale (note 4)      595,168                     79,474                     (21,587)

Other operating income                                              647,768                    638,825                     803,194

Total noninterest income                                         17,863,271                 14,684,040                  12,714,549

Noninterest Expense

Salaries and wages                                               22,952,044                 20,894,947                  18,570,522

Employee benefits (note 14)                                       4,162,486                  3,609,995                   3,270,760

Occupancy expense of premises, net (notes 7 and 16)               3,988,525                  3,710,772                   3,596,108

Furniture and equipment expense (notes 7 and 16)                  2,622,747                  2,339,605                   1,920,159

Data processing expense (note 17)                                 2,526,280                  2,532,410                   2,808,215

FDIC deposit insurance assessment                                 2,749,969                  2,750,378                   2,416,652

Advertising and promotion                                         1,521,712                  1,301,545                   1,221,589

Other operating expense                                           9,891,179                  9,451,104                   8,479,741

Total noninterest expense                                        50,414,942                 46,590,756                  42,283,746

Income before income taxes and minority interest                 20,425,459                 18,468,923                  16,505,534

Income taxes (note 9)                                             5,507,849                  4,884,145                   4,307,625

Income before minority interest                                  14,917,610                 13,584,778                  12,197,909

Minority interest                                                   667,640                    631,684                     538,482

Net income                                                      $14,249,970                 12,953,094                  11,659,427

Per common and common equivalent share (note 12):


Net income                                                      $      2.70                       2.50                        2.25

Cash dividends                                                         .600                       .525                        .485

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Brenton Banks, Inc. and Subsidiaries



Years Ended December 31

Operating Activities                                             1993                       1992                          1991


Net income                                                     $ 14,249,970                 12,953,094                    11,659,427

Adjustments to reconcile net income to net cash provided
  by operating activities:
  Provision for loan losses                                       1,251,588                  1,410,730                       799,157

  Depreciation and amortization                                   3,100,977                  2,780,907                     2,257,965

  Deferred income taxes                                            (531,013)                   (88,728)                      478,681

  Net (gains) losses from securities held for sale                 (595,168)                   (79,474)                       21,587

  Decrease in accrued interest receivable and other assets        2,456,544                  3,104,394                     2,102,323

  Increase (decrease) in accrued expenses, other liabilities
    and minority interest                                           496,782                (2,258,750)                   (1,251,408)

Net cash provided from operating activities                      20,429,680                17,822,173                    16,067,732

Investing Activities


Cash used for acquisitions from the RTC                                   _                          _                     (333,500)

Cash and cash equivalents of RTC acquisitions                             _                          _                   16,110,116

Investment securities available for sale:
    Purchases                                                  (166,637,785)                          _                           _

    Maturities                                                   34,834,992                          _                            _

    Sales                                                        98,446,394                 37,841,160                            _

Investment securities held to maturity:
    Purchases                                                  (132,198,518)              (407,542,480)                (305,134,642)

    Maturities                                                  233,316,414                283,315,958                  250,101,854

    Sales                                                                 _                          _                    8,466,321

Net (increase) decrease in loans held for sale                      147,839                 (4,497,261)                           _

Net increase in loans                                          (122,867,264)                (2,496,838)                 (45,659,105)

Purchases of bank premises and equipment                         (3,487,797)                (4,864,458)                  (3,611,388)

Net cash used by investing activities                           (58,445,725)               (98,243,919)                 (80,060,344)

Financing Activitie


Net increase in noninterest-bearing, interest-bearing
  demand and savings deposits                                    19,464,320                 92,823,328                   45,184,386

Net increase (decrease) in time deposits                          4,959,049                (37,971,233)                  15,045,923

Net increase in federal funds purchased
    and securities sold under agreements to repurchase            2,782,728                 11,291,161                    4,458,260

Net decrease in other short-term borrowings                        (119,784)                (4,053,769)                  (3,375,754)

Proceeds of long-term borrowings                                  9,337,000                  2,293,000                    2,626,000

Repayment of long-term borrowings                                (2,565,942)                (2,643,637)                  (1,666,344)

Dividends on common stock                                        (3,138,307)                (2,577,619)                  (2,330,688)

Proceeds from issuance of common stock under
    the employee stock purchase plan                                361,194                          _                            _

Proceeds from issuance of common stock under
  the stock option plan                                             461,185                    341,756                      143,694

Net cash provided from financing activities                      31,541,443                 59,502,987                   60,085,477

Net decrease in cash and cash equivalents                        (6,474,602)               (20,918,759)                  (3,907,135)

Cash and cash equivalents at the beginning of the year           90,907,949                111,826,708                  115,733,843

Cash and cash equivalents at the end of the period             $ 84,433,347                 90,907,949                  111,826,708


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

Brenton Banks, Inc. and Subsidiaries

                          Common Stock       Capital Surplus       Retained Earnings          Unrealized Gains(Losses)   To


Balance,
  December 31, 1990       $25,825,400        4,730,553             46,701,736                           _                77,257,689

Net income                          _                _             11,659,427                           _                11,659,427

Net change
  in unrealized
  gains (losses)                    _                _                      _                    (18,100)                  (18,100)

Dividends on common stock
  $.485 per share                   _                _             (2,330,688)                           _              (2,330,688)

Issuance of 13,400
  shares of common stock
  under the stock option
  plan (note 15)               67,000           76,694                      _                           _                  143,694

Balance,
  December 31, 1991        25,892,400        4,807,247             56,030,475                    (18,100)               86,712,022

Net income                          _                _             12,953,094                           _               12,953,094

Net change in
  unrealized gains
  (losses)                          _                _                    _                         910                        910

Dividends on common stock
  $.525 per share                   _                _             (2,577,619)                           _              (2,577,619)

Issuance of 22,600
  shares of common stock
  under the stock option
  plan (note 15)              113,000           188,756                     _                           _                  301,756

Issuance of common stock
  under the Ames Financial
  Corporation stock
  option plan                  33,950             6,050                     _                           _                   40,000

Balance,
  December 31, 1992        26,039,350         5,002,053            66,405,950                     (17,190)              97,430,163


Net income                          _                  _           14,249,970                           _               14,249,970

Net change in unrealized
  gains (losses)                    _                  _                    -                    3,053,460               3,053,460

Dividends on common stock
  $.60 per share                    _                  _           (3,138,307)                          -               (3,138,307)

Issuance of 32,200 shares
  of common stock under
  the stock option plan
  (note 15)                   161,000             300,185                   _                            _                 461,185

Issuance of 13,081 shares
  of common stock under
  the employee stock
  purchase plan (note 15)      65,405             295,789                   _                           _                  361,194

Balance,
  December 31, 1993       $26,265,755           5,598,027          77,517,613                   3,036,270              112,417,665

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Brenton Banks, Inc. and Subsidiaries	December 31, 1993, 1992 and 1991

(1)	Summary of Significant Accounting Policies and Related Matters

The accounting and reporting policies of Brenton Banks, Inc. and its subsidiaries (the Company) conform with generally accepted accounting principles and general practices within the banking industry. The following describe the more significant accounting policies:


The Principles of Consolidation  The Company provides banking and related services to domestic markets. The consolidated financial statements include the accounts of Brenton Banks, Inc. (the Parent

Company) and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated

financial statements. Certain reclassifications were made in the financial statements to agree with the current year presentation.



The excess cost over underlying net assets of consolidated

subsidiaries and other intangible assets are being amortized over

10 to 40 years and are included in other assets in the

consolidated statements of condition. Intangible assets totaled

$5,411,000 and $5,834,000 at December 31, 1993 and 1992,

respectively.



Investment Securities  The Company adopted Statement of Financial

Accounting Standards No. 115, effective December 31, 1993. Under this new Standard, the method of classifying investment securities is based on the Company's intended holding period. Securities which may be sold prior to maturity, to meet liquidity needs, to respond to market changes or to adjust the Company's asset-

liability position, are classified as available for sale.  Securities which the Company intends to hold to maturity are classified as held to maturity.



Investment securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax and minority interest effect, are recorded as a component of common stockholders' equity. Securities held to maturity are recorded at cost, adjusted for amortization of premiums and

accretion of discounts. The timing of the amortization and

accretion for mortgage-backed securities are adjusted for actual and projected prepayments.



Prior to the adoption of the new Standard, the Company isolated certain securities which could be sold as part of the Company's asset-liability management strategy. These securities were

classified as available for sale and accounted for using the aggregate lower of cost or fair value.



Net gains or losses on the sales of securities are shown in the statements of operations. Gains or losses are computed using the specific security identification method.


Loans  Loans are carried primarily at the unpaid principal

balance. Interest income on loans is accrued and recorded as income based on contractual interest rates and daily outstanding principal balances, except on discounted loans where unearned income is recorded as income over the life of the loans based on the interest method.


The accrual of interest income is stopped when the ultimate

collection of a loan becomes doubtful. A loan is placed on

nonaccrual status when it becomes 90 days past due, if it is neither well secured or in the process of collection. Once

determined uncollectible, previously accrued interest is charged to the allowance for loan losses.



Loans held for sale include real estate mortgage loans originated with the intent to sell. These loans are carried at the lower of aggregate cost or fair value.



Allowance for Loan Losses  The allowance for loan losses is

maintained at a level necessary to support management's evaluation of potential losses in the loan portfolio, after considering various factors including prevailing and anticipated economic conditions. Loan losses or recoveries are charged or credited directly to the allowance account.



Bank Premises and Equipment  Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided predominantly by the straight-line method over estimated useful lives of 8 to 40 years for buildings and leasehold

improvements, and 3 to 25 years for furniture and equipment.

Other Real Estate Owned  Included in other assets is property acquired through foreclosure, acceptance of deed in lieu of

foreclosure or other transfers in settlement of outstanding loans and related contract sales of such property until the contract is transferred to earning assets based upon sufficient equity in the asset. Amounts totaled $948,000 and $1,935,000 at December 31,

1993 and 1992, respectively. Such property is carried at the lower of cost or estimated fair value. Periodic appraisals are obtained to support carrying values. Net expense of ownership and declines in carrying values are charged to operating expenses.



Employee Retirement Plan  All employees of the Company are

eligible, after meeting certain requirements, for inclusion in the defined contribution retirement plan. The plan is a combination profit sharing and 401(k) plan. Retirement plan costs are expensed as the Company contributes to the plan. The Company does not provide any material post-retirement benefits.



Income Taxes  The Company files a consolidated federal income tax return. Federal income taxes are allocated to the Parent Company and each subsidiary on the basis of its taxable income or loss included in the consolidated return.



When income and expense are recognized in different periods for financial and income tax reporting purposes, deferred taxes are provided for such temporary differences unless limited.



Statements of Cash Flows  In the statements of cash flows, cash and cash equivalents include cash and due from banks, interest-

bearing deposits with banks, federal funds sold and securities purchased under agreements to resell and trading account

securities.


Income Per Common and Common Equivalent Share  Income per common and common equivalent share computations are based on the weighted average number of common and common stock equivalent shares

outstanding. In October 1992, the Company merged with Ames

Financial Corporation. The average number of shares, after

considering the stock plans and the merger was 5,279,040 for 1993,

5,188,797 for 1992 and 5,171,675 for 1991.



Fair Value of Financial Instruments  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from

offering the Bank's entire holdings of a particular financial instrument for sale at one time. Unless included in assets

available for sale, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities.



Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk

characteristics of various financial instruments and other factors.

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.



Estimated fair values have been determined by the Company using the best available data, and an estimation method suitable for each category of financial instruments. These methods are

presented in each applicable footnote. The recorded value of cash and cash equivalents approximates market value. Likewise, the recorded value approximates market value for federal funds

purchased and securities sold under agreements to repurchase,

because of the structure of those instruments.





(2)  Acquisitions



The Company acquired all outstanding shares of Ames Financial

Corporation (Ames) and its wholly owned subsidiary Ames Savings

Bank, FSB in exchange for 371,380 shares of common stock on

October 1, 1992. The merger was accounted for using the pooling-

of-interests method and, accordingly, the consolidated financial statements were restated to include the financial position and results of operations of Ames for all periods presented.





(3)	Cash and Due From Banks



The subsidiary banks are required by federal banking regulations to maintain certain cash and due from banks reserves. This reserve requirement amounted to $4,818,000 at December 31, 1993.

(4)	Investment Securities



The Company adopted Statement of Financial Accounting Standards

No. 115, relating to the classification of investment securities,

effective December 31, 1993. As a result, $412,210,000 of

securities were established as available for sale.


The amortized cost and estimated fair value of investment securities follow.  The estimated fair value of investment securities has been valued using available quoted market prices for similar securities.



December 31, 1993 (In thousands)             Amortized Cost  Gross Unrealized Gains  Gross Unrealized Losses    Estimated Fair Value

Investment securities available for sale:
  Taxable investments:
    U.S. Treasury securities                 $ 63,418          418                        (59)                      63,777

    Securities of U.S. government agencies     58,645          566                        (30)                      59,181

    Mortgage-backed and related securities    137,951        1,354                       (561)                     138,744

    Other investments                           5,930           21                        (26)                       5,925

  Tax-exempt investments:

    Obligations of states
    and political subdivisions                141,325        3,419                       (161)                      144,583

                                             $407,269        5,778                       (837)                      412,210



Investment securities held to maturity:

  Taxable investments:

    Mortgage-backed and related securities   $ 24,882        227                         (3)                         25,106

    Other investments                           5,563          _                         (6)                          5,557

  Tax-exempt investments:

    Obligations of states and
    political subdivisions                     35,939        473                       (183)                         36,229

                                             $ 66,384        700                       (192)                         66,892




December 31, 1992


Investment securities available for sale:

  Taxable investments:

    U.S. Treasury investments                $  28,660       218                          _                       28,878

    Mortgage-backed and related securities       1,166         _                          _                        1,166

                                             $  29,826       218                          _                       30,044



Investment securities held to maturity:

  Taxable investments:

    U.S. Treasury securities                 $  55,586       885                          _                       56,471

    Securities of U.S. government agencies      67,324     1,170                       (96)                       68,398

    Mortgage-backed and related securities     225,659     2,545                      (614)                      227,590

    Other investments                           11,769        98                       (17)                       11,850



Tax-exempt investments:

  Obligations of states and
  political subdivisions                       150,639    2,532                       (329)                      152,842

	                                             $510,977    7,230                     (1,056)                      517,151


Gross gains of $944,000 and gross losses of $349,000 were recorded on sales of investment securities held for sale in 1993, gross gains of $424,000 and gross losses of $345,000 were recorded in

1992, and no gains and losses of $22,000 were recorded in 1991.


Other investments at December 31, 1993 and 1992 consisted

primarily of corporate bonds. U.S. Government agencies originate or guarantee primarily all of the mortgage-backed and related securities. The amortized cost of obligations of states and

political subdivisions included industrial development revenue bonds of $10,316,000 and $7,850,000 at December 31, 1993 and 1992,

respectively.



The scheduled maturities of investment securities at December 31,

1993 follow. Actual maturities may differ from scheduled

maturities because issuers may have the right to call obligations without penalties. The maturities of mortgage-backed securities have been included in the period of anticipated payment

considering historical prepayment rates.


(In thousands)                                       Amortized Cost                   Estimated Fair Value



Investment securities available for sale:
  Due in one year or less                            $120,613                        121,255
  Due after one year through
    five years                                        221,943                        223,501
  Due after five years through
    ten years                                          39,118                         40,920
  Due after ten years                                  25,595                         26,534

	                                                    $407,269                        412,210

Investment securities held to maturity:
  Due in one year or less                            $ 22,265                         22,258
  Due after one year through
    five years                                         32,114                         32,367
  Due after five years through
    ten years                                           5,267                          5,477
  Due after ten years                                   6,738                          6,790

	                                                    $ 66,384                         66,892




Investment securities carried at $95,641,000 and $92,598,000 at

December 31, 1993 and 1992, respectively, were pledged to secure public and other funds on deposit and for other purposes.



(5)  Loans

A summary of loans follows:



(In thousands)                                        December 31, 1993                         1992

Real estate loans:
  Commercial construction
    and land development                              $ 24,189                                   25,180
  Secured by 1-4 family
    residential property                               349,810                                  324,124
  Other                                                129,574                                  101,418

Loans to financial institutions
  (primarily bankers' acceptances)                           _                                      393

Loans to farmers                                        66,574                                   62,471

Commercial and industrial loans                         90,521                                   75,062

Loans to individuals for personal
  expenditures, net of unearned
  income of $741 and $1,373
  at December 31, 1993 and
  1992, respectively                                   214,401                                  163,876

All other loans                                            812                                      930

                                                      $875,881                                  753,454




The Company originates commercial, real estate, agribusiness and personal loans with customers throughout Iowa. The portfolio has unavoidable geographic risk as a result.


At December 31, 1993 and 1992, the Company had nonaccrual loans of

$1,605,000 and $1,884,000, respectively, and restructured loans of

$323,000 and $448,000, respectively. Interest income recorded during 1993 and 1992 on nonaccrual and restructured loans was

$191,000 and $151,000, respectively. Interest income which would have been recorded if these loans had been current in accordance with original terms was $359,000 in 1993 and $432,000 in 1992.



The estimated fair value of loans, net of an adjustment for credit risk was $886 million at December 31, 1993 and $752 million at

December 31, 1992. For loans with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Real estate loans secured by 1-4 family residential property were valued using trading prices for similar pools of mortgage-backed securities. Other fixed rate loans were valued using a present value discounted cash flow with a discount rate approximating the market for similar assets.

Loan customers of the Company include certain executive officers,

directors and principal shareholders, and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. The

aggregate indebtedness of all executive officers, directors and principal shareholders of Brenton Banks, Inc. and its significant subsidiaries, and indebtedness of related interests and associates of this group (except where the indebtedness of such persons was less than $60,000) included in loans follows:




(In thousands)	                                     Amount


Balance at December 31, 1992                        $    5,486

  Additional loans                                       2,817
  Loan payments                                        (1,103)

Balance at December 31, 1993                        $    7,200


(6)	Allowance for Loan Losses

A summary of activity in the allowance for loan losses follows:


(In thousands)                                       1993                      1992                       1991


Balance at beginning of year                         $ 9,006                   8,548                      8,871

Provision                                              1,252                   1,411                        799

Recoveries                                             1,091                     991                      1,214

Loans charged off                                    (1,531)                  (1,944)                    (2,336)

Balance at end of year                                $9,818                   9,006                      8,548




(7)	Bank Premises and Equipment

A summary of bank premises and equipment follows:


(In thousands)                                       December 31, 1993          1992


Land                                                 $ 2,971                    2,949

Buildings and leasehold
  improvements                                        22,956                    1,609

Furniture and equipment                               15,538                   13,512

Construction in progress                                 471                      442

                                                      41,936                   38,512

Less accumulated depreciation                         18,788                   16,231

                                                     $23,148                   22,281




Depreciation expense included in operating expenses amounted to

$2,621,000, $2,301,000 and $1,824,000 in 1993, 1992 and 1991,

respectively.


(8)	Deposits

Time deposits included deposits in denominations of $100,000 or more of $62,727,000 and $42,999,000 at December 31, 1993 and 1992,

respectively.



Deposit liabilities with no stated maturities have an estimated fair value equal to the recorded balance. Deposits with stated

maturities have been valued using a present value discounted cash flow with a discount rate approximating the current market for similar deposits. The estimated fair value of deposits was $1.304 billion at December 31, 1993, and $1.280 billion at December 31,

1992. The fair value estimate does not include the benefit that results from the low-cost funding provided by the deposit

liabilities compared to the cost of borrowing funds in the market.

The Company believes the value of these depositor relationships to be significant.



A summary of interest expense by deposit classification follows:



(In thousands)                                        1993                     1992                      1991


Demand                                                $  4,552                 5,277                     7,531

Savings                                                  7,697                 9,385                    11,521

Time deposits
  of $100,000 or more                                    2,091                 2,169                     2,763

Other time deposits                                     27,848                35,612                    44,140

                                                       $42,188                52,443                    65,955


The Company made cash interest payments of $44,141,000,

$56,647,000 and $69,473,000 on deposits and borrowings in 1993,

1992 and 1991, respectively.





(9)	Income taxes

The current and deferred income tax provisions included in the consolidated statements of operations follow:



1993 (In thousands)                                 Current                     Deferred                    Total


Federal                                             $4,855                      (523)                       4,332

State                                                1,184                        (8)                       1,176

                                                    $6,039                      (531)                       5,508

1992

Federal                                             $3,965                      (91)                        3,874

State                                                1,008                         2                        1,010

                                                    $4,973                      (89)                        4,884

1991

Federal                                             $3,062                     390                       3,452

State                                                  767                      89                         856

                                                    $3,829                     479                       4,308


Since the income tax returns are filed after the issuance of the financial statements, amounts reported are subject to revision based on actual amounts used in the income tax returns. The

Company made cash income tax payments of $4,514,000, $3,486,000 and $2,930,000 to the IRS, and $1,301,000, $713,000 and $1,055,000

to the State of Iowa in 1993, 1992 and 1991, respectively. Cash income tax payments for a year include estimated payments for current year income taxes and final payments for prior year income taxes. State income tax expense relates to state franchise taxes payable individually by the subsidiary banks.



The Company adopted the use of Statement of Financial Accounting

Standards No. 109, relating to accounting for income taxes,

effective January 1, 1993. These rules had an immaterial impact on the financial statements of the Company upon its adoption.

Accumulated deferred income tax debits are included in other assets in the consolidated statements of condition. There was no valuation allowance at the date of adoption or at December 31,

1993. A summary of the temporary differences resulting in deferred income taxes and the related tax effect of each follows:

(In thousands)                                 1993                               1992


Provision for loan losses                      $  3,384                           2,952

Unrealized gains on securities
  available for sale                            (1,790)                               _

Depreciation                                      (563)                            (450)

Stock compensation plan                             461                             198

Other, net                                         (94)                             (43)

                                                 $1,398                           2,657


The reasons for the difference between the amount computed by applying the statutory federal income tax rate of 35 percent in

1993 and 34 percent in 1992 and 1991, and income tax expense follow:



(In thousands)                                  1993                              1992                            1991


At statutory rate                               $  7,149                          6,279                           5,612

Increase (reduction):
  Tax-exempt interest                            (2,766)                         (2,541)                         (2,247)

  State taxes, net of
    federal benefit                                  764                            667                             565

Nondeductible interest expense
    to own tax-exempts                               361                            377                             340

Other, net                                             -                            102                              38

                                                $  5,508                          4,884                           4,308




(10)  Other Short-term Borrowings



The Company had no short-term borrowings at December 31, 1993. At

December 31, 1992, $120,000 was borrowed from the U.S. Treasury,

under a tax depository note option with an average rate of 3.15%.

The estimated fair value of that borrowing approximated the

recorded balance.



The Parent Company has arranged an unsecured, available line of credit of $2,000,000 which was unused at December 31, 1993. It is at the prime interest rate and is subject to annual review and renewal.





(11)  Long-term Borrowings

Long-term borrowings consisted of the following:



(In thousands)                                   December 31, 1993                   1992


Capital notes, 6.25% to 11.50%                   $ 12,022                            11,907

Contracts payable, 10.00%                               _                               179

Other, 8.75%                                            _                                10

Total Parent Company                               12,022                            12,096

Borrowings from FHLB, average rate
  of 4.84% at December 31, 1993                     8,000                                 _

Mortgage debt, average rate of
  9.40% at December 31, 1993                           33                             1,188

                                                 $ 20,055                            13,284


Mortgage debt was secured by real property with a carrying value of $41,000 at December 31, 1993. Borrowings from the Federal Home

Loan Bank of Des Moines (FHLB) were secured by residential

mortgage loans equal to 170 percent of the borrowing and FHLB stock.



The estimated fair value of long-term borrowings of $21 million and $14 million at December 31, 1993 and 1992, respectively, was valued using a present value discounted cash flow with a discount rate approximating the current market for similar borrowings.



The mortgage debt and borrowings from the FHLB were direct

obligations of the individual subsidiaries.



Scheduled maturities of long-term borrowings at December 31, 1993 follow:



(In thousands)                                   Parent Company                         Consolidated


1994                                             $    996                                  999

1995                                                   53                                2,056

1996                                                1,067                                3,570

1997                                                1,603                                3,604

1998                                                1,177                                2,678

Thereafter                                          7,126                                7,148

                                                 $ 12,022                               20,055


(12)	  Common Stock Transactions



The Company acquired all outstanding shares of Ames Financial

Corporation and its wholly owned subsidiary Ames Savings Bank, FSB in exchange for 371,380 shares of common stock on October 1, 1992.

The merger was accounted for using the pooling-of-interests

method.





(13)	  Dividend Restrictions



The Parent Company derives a substantial portion of its cash flow,

including that available for dividend payments to stockholders,

from the subsidiary banks in the form of dividends received.

National banks, state banks and savings banks are subject to certain statutory and regulatory restrictions that affect dividend payments.



Based on minimum regulatory capital guidelines as published by those regulators, the maximum dividends which could be paid by the subsidiary banks to the Parent Company at December 31, 1993

approximated $30 million.





(14)	  Employee Retirement Plan



The Company provides a defined contribution retirement plan for the benefit of employees. The plan is a combination profit sharing and 401(k) plan. All employees 21 years of age or older and

employed by the Company for at least one year are eligible for the plan. The Company contributes 4 percent of eligible compensation of all participants to the profit sharing portion of the plan, and matches employee contributions to the 401(k) portion of the plan up to a maximum of 3 percent of each employee's eligible

compensation. Retirement plan costs charged to operating expenses in 1993, 1992 and 1991 amounted to $1,211,000, $952,000 and

$856,000, respectively. The Company offers no material post-

retirement benefits.





(15)	  Stock Plans



The Company's long-term stock compensation plan for key management personnel plan provides for 240,000 shares of the Company's common stock to be reserved for grant over a four year period. Each grant of shares covers a three year performance period, 35 percent of which vests upon completion of employment for the performance period and 65 percent of which vests based on a tiered achievement scale tied to financial performance goals established by the Board of Directors. Under the plan, 60,995 shares were granted covering the performance period of 1992 through 1994, and 52,429 were granted for 1993 through 1995. The total stock compensation

expense associated with this plan was $683,000 and $560,000 for

1993 and 1992 respectively.



The Company's nonqualified stock option plan permits the Board of

Directors to grant options to purchase up to 200,000 shares of the

Company's $5 par value common stock. The options may be granted to officers of the Company. The price at which options may be

exercised cannot be less than the fair market value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the Board of Directors.



Changes in options outstanding and exercisable during 1993, 1992 and 1991 were as follows:


                                            Exercisable Options                   Outstanding Options         Option Price per Share
December 31, 1990                              100,100                            191,500                     $6.63-14.19

Vested--1991                                    39,100                                  _                      6.63-14.19

Exercised--1991                                (13,400)                           (13,400)                           6.63

December 31, 1991                              125,800                            178,100                      6.63-14.19

Vested--1992                                    35,600                                  _                      6.63-14.19

Exercised--1992                                (22,600)                           (22,600)                           6.63

Forfeited--1992                                      _                               (300)                           6.63

December 31, 1992                              138,800                            155,200                      6.63-14.19

Vested--1993                                     6,800                                  _                      9.63-14.19

Exercised--1993                                (32,200)                           (32,200)                           6.63

December 31, 1993
  (5,600 shares
  available for grant)                         113,400                            123,000                     $6.63-14.19




The Company's Employee Stock Purchase Plan allows employees to purchase the Company's common stock at 85 percent of the current market price. During 1993, 13,081 shares of common stock were purchased by employees under this plan.

(16)  Lease Commitments



Rental expense included in the consolidated statements of

operations amounted to $1,373,000, $1,345,000 and $1,530,000 in

1993, 1992 and 1991, respectively. Future minimum rental

commitments for all noncancelable leases with terms of one year or more total approximately $800,000 per year through 2002, with a total commitment of $7,393,000.





(17)	  Commitments and Contingencies



In the normal course of business, the Company is party to

financial instruments necessary to meet the financing needs of customers, which are not reflected on the consolidated statements of condition. These financial instruments include commitments to extend credit, standby letters of credit and interest rate swaps.

The Company's risk exposure in the event of nonperformance by the other parties to these financial instruments is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments as it does in making loans.



Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates and may require payment of a fee. Based upon management's credit assessment of the customer, collateral may be obtained. The type and amount of collateral varies, but may include real estate under construction, property, equipment and other business assets.

In many cases, commitments expire without being drawn upon, so the total amount of commitments does not necessarily represent future liquidity requirements. At December 31, 1993 the Company had outstanding commitments to extend credit of $116 million. Since commitments are generally priced at market rates of interest at the time of funding, the estimated fair value approximates the outstanding commitment balance.



Standby letters of credit are conditional commitments issued by the Company guaranteeing the financial performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans. At December 31, 1993 there were $8,842,000 of standby letters of credit outstanding. The stated amount of standby

letters of credit approximates the estimated fair value. The

Company does not anticipate losses as a result of issuing

commitments to extend credit or standby letters of credit.



During 1993, the Company entered into an interest rate swap

agreement with a notional value of $1,600,000, involving the exchange of a fixed and floating rate interest stream. The

estimated fair value of the swap approximated the book value at the end of 1993.



Brenton Savings Bank, FSB converted from a mutual savings and loan association to a federal stock savings bank in 1990, at which time a $4 million liquidation account was established. Each eligible savings account holder, who had maintained a deposit account since the conversion, would be entitled to a distribution if the savings bank were completely liquidated. This distribution to savers would have priority over distribution to the Parent Company. The Company does not anticipate such a liquidation.



Effective December 1991, the Company entered into a five-year data processing facilities management agreement with Systematics, Inc.,

whereby Systematics, Inc. manages and operates the Company's data processing facility. The contract involves fixed payments of

$2,568,000 in 1994, $2,546,000 in 1995 and $2,315,000 in 1996.

These fixed payments will be adjusted for inflation and volume fluctuations.



The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial

statements.

(18)	 Brenton Banks, Inc. (Parent Company) Condensed Financial

Information

Statements of Condition

December 31 (In thousands)                            1993                                  1992


Assets

  Cash and deposits                                   $    316                                  376

  Short-term investments                                 3,500                                    -

  Advances to bank subsidiaries                            450                                   50

  Investments in:

  Bank subsidiaries                                    116,595                              105,065

  Bank-related subsidiaries                                264                                1,164

  Excess cost over net assets                            2,048                                2,121

  Premises and equipment                                   528                                  524

  Other assets                                           2,865                                1,711

                                                      $126,566                              111,011


Liabilities and Stockholders' Equity
  Accrued expenses payable
  and other liabilities                               $  2,126                                1,485

  Long-term borrowings                                  12,022                               12,096

  Common stockholders' equity                          112,418                               97,430

	                                                     $126,566                              111,011


Statements of Operations



Years Ended December 31 (In thousands)           1993                     1992                 1991



Income
  Dividends from subsidiaries                    $ 8,150                  7,643                6,147

  Interest income                                     84                     33                   44

  Management fees                                  1,580                  1,507                1,797

  Other operating income                           1,881                  1,769                1,958

                                                  11,695                 10,952                9,946

Expense

  Salaries and benefits                            3,976                  3,886                3,205

  Interest on short-term borrowings                    _                     98                  452

  Interest on long-term borrowings                 1,108                  1,108                1,074

  Other operating expense                           1,998                 2,298                1,494

	                                                   7,082                 7,390                6,225



Income before income taxes and equity
  in undistributed earnings of subsidiaries         4,613                 3,562                3,721



Income taxes                                       (1,175)               (1,259)                (898)



Income before equity in undistributed
  earnings of subsidiaries                         5,788                  4,821                4,619



Equity in undistributed earnings
  of subsidiaries                                  8,462                  8,132                7,040



Net income                                       $14,250                 12,953               11,659


(18)	 Brenton Banks, Inc. (Parent Company) Condensed Financial

Statements of Cash Flows


Years Ended December 31 (In thousands)               1993                    1992                 1991


Operating Activities

Net income                                           $ 14,250                12,953               11,659

Adjustments to reconcile net income
  to net cash provided from operating activities:
    Equity in undistributed earnings
      of subsidiaries                                  (8,462)               (8,132)              (7,040)

    Depreciation and amortization                         188                   169                  161

    Increase in other assets                           (1,154)                 (345)                 (62)

    Increase (decrease) in accrued expenses
      payable and other liabilities                       641                   479                 (307)



Net cash provided from operating activities             5,463                 5,124                4,411


Investing Activities


Increase in short-term investments                     (3,500)                    _                    _



Redemption (purchase) of subsidiary equity, net           886                   (26)                (328)



Principal collected or (advances to) subsidiaries        (400)                  150                  400



Purchase of premises and equipment, net                  (119)                 (129)                (136)



Net cash used by investing activities                  (3,133)                   (5)                 (64)





Financing Activities



Net decrease in short-term borrowings                       _                (3,950)              (3,400)



Net proceeds (repayment) of long-term borrowings          (74)                1,097                1,152

Proceeds from issuance of common stock
  under the stock option plans                            822                   342                  144

Dividends on common stock                              (3,138)               (2,578)              (2,331)



Net cash provided from (used by) financing activities  (2,390)               (5,089)              (4,435)



Net increase (decrease) in cash and

  interest-bearing deposits                              (60)                    30                  (88)



Cash and interest-bearing deposits at the

  beginning of the year                                   376                   346                  434



Cash and interest-bearing deposits at the

  end of the year                                     $   316                   376                  346


(19)	 Unaudited Quarterly Financial Information

The following is a summary of unaudited quarterly financial

information.

(In thousands, except per common and common equivalent share data)



     1993



Three months ended                 March 31                  June 30                        Sept. 30                    Dec. 31


Interest income                    $24,597                    24,830                         24,688                     24,541

Interest expense                    11,287                    11,067                         11,064                     11,009

Net interest income                 13,310                    13,763                         13,624                     13,532

Provision for loan losses              444                       295                            290                        223

Net interest income after
  provision for loan losses         12,866                    13,468                         13,334                     13,309

Noninterest income                   4,085                     4,418                          4,509                      4,851

Noninterest expense                 12,581                    12,601                         12,493                     12,740

Income before income taxes and
  minority interest                  4,370                     5,285                          5,350                      5,420

Income taxes                         1,122                     1,452                          1,465                      1,469

Minority interest                      139                       169                            176                        183

Net income                         $ 3,109                     3,664                          3,709                      3,768

Per common and common
  equivalent share:

  Net income                       $   .59                       .70                            .70                        .71



     1992

Three months ended                 March 31                  June 30                        Sept. 30                   Dec. 31


Interest income                    $27,534                    26,881                         26,530                    25,615

Interest expense                    15,102                    14,232                         13,245                    12,194

Net interest income                 12,432                    12,649                         13,285                    13,421

Provision for loan losses              328                       337                            335                       411

Net interest income after
  provision for loan losses         12,104                    12,312                         12,950                    13,010

Noninterest income                   3,349                     3,513                          3,647                     4,175

Noninterest expense                 11,138                    11,187                         11,797                    12,469

Income before income taxes
  and minority interest              4,315                     4,638                          4,800                     4,716

Income taxes                         1,164                     1,157                          1,340                     1,223

Minority interest                      144                       158                            163                       167

Net income                         $ 3,007                     3,323                          3,297                     3,326

Per common and common
  equivalent share:
  Net income                       $   .58                       .64                            .64                       .64


MANAGEMENT'S REPORT

The management of Brenton Banks, Inc. is responsible for the content of the consolidated financial statements and other

information included in this annual report. Management believes that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles

appropriate to reflect, in all material respects, the substance of events and transactions that should be included. In preparing the consolidated financial statements, management has made judgements and estimates of the expected effects of events and transactions that are accounted for or disclosed.


Management of the Company believes in the importance of

maintaining a strong internal accounting control system, which is designed to provide reasonable assurance that assets are

safeguarded and transactions are appropriately authorized. The

Company maintains a staff of qualified internal auditors who perform periodic reviews of the internal accounting control

system. Management believes that the internal accounting control system provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or detected and corrected on a timely basis.



The Board of Directors has established an Audit Committee to assist in assuring the maintenance of a strong internal accounting control system. The Audit Committee meets periodically with

management, the internal auditors and the independent auditors to discuss the internal accounting control system and the related internal and external audit efforts. The internal auditors and the independent auditors have free access to the Audit Committee without management present. There were no matters considered to be reportable conditions under Statement of Auditing Standards No. 60 by the independent auditors.


The consolidated financial statements of Brenton Banks, Inc. and subsidiaries are examined by independent auditors. Their role is to render an opinion on the fairness of the consolidated financial statements based upon audit procedures they consider necessary in the circumstances.



Brenton Banks, Inc.



J. C. (Buz) Brenton

President (1990-1993)



Robert L. DeMeulenaere

President



Steven T. Schuler

Chief Financial Officer and

Vice President/Treasurer/Secretary



Thea H. Oberlander

Corporate Controller

INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders of Brenton Banks, Inc.:


We have audited the accompanying consolidated statements of

condition of Brenton Banks, Inc. and subsidiaries as of December

31, 1993 and 1992, and the related consolidated statements of operations, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31,

1993. These consolidated financial statements are the

responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brenton Banks, Inc. and subsidiaries at December 31,

1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended

December 31, 1993 in conformity with generally accepted accounting principles.



As discussed in note 1 to the consolidated financial statements,

the Company changed its method of accounting for investment

securities to adopt the provisions of Statement of Financial

Accounting Standards No.115 on December 31, 1993. As discussed in note 9 to the consolidated financial statements, the Company changed its method of accounting for income taxes to adopt the provisions of Statement of Financial Accounting Standards No. 109

on January 1, 1993.





KPMG Peat Marwick


Des Moines, Iowa

January 31, 1994

STOCK INFORMATION


Brenton Banks, Inc. common stock is traded on the Nasdaq Small-Cap

Market and quotations are furnished by the Nasdaq System. In

February 1994, the Company began trading on the Nasdaq National

Market. There were 1,564 common stockholders of record on December

31, 1993.



MARKET AND DIVIDEND INFORMATION



1993                                         High                        Low                       Dividends


1st quarter                                 $31 1/4                      26                        .145

2nd quarter                                  30 1/4                      26 1/4                    .145

3rd quarter                                  30                          25 1/2                    .15

4th quarter                                  29 1/4                      26 1/4                    .16


1992


1st quarter                                  $24 1/4                     20 3/4                   .125

2nd quarter                                   23 1/2                     22                       .13

3rd quarter                                   25 1/4                     23                       .135

4th quarter                                   27                         25                       .135




The above table sets forth the high and low sales prices and cash dividends per share for the Company's common stock.

The market quotations, reported by Nasdaq, represent prices

between dealers and do not include retail markup, markdown or commissions.


Nasdaq Symbol: BRBK

Wall Street Journal and

Other Newspapers: BrentB


Market Makers

The Chicago Corporation

Herzog Heine Geduld, Inc.

Howe, Barnes & Johnson, Inc.

Keefe, Bruyette & Woods, Inc.

Stifel, Nicolaus & Co., Inc.

S.J. Wolfe & Co.


FORM 10-K

COPIES OF BRENTON BANKS, INC. ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION FORM 10-K WILL BE MAILED WHEN AVAILABLE WITHOUT CHARGE TO

SHAREHOLDERS UPON WRITTEN REQUEST TO STEVEN T. SCHULER, CHIEF FINANCIAL

OFFICER AND VICE PRESIDENT/TREASURER/SECRETARY, AT THE CORPORATE

HEADQUARTERS.


STOCKHOLDER INFORMATION

Corporate Headquarters

Suite 300, Capital Square

400 Locust Street

Des Moines, Iowa 50309

Telephone 515/237-5100



Annual Shareholders' Meeting

May 20, 1994, 5:00 p.m.

Des Moines Convention Center

501 Grand Avenue

Des Moines, Iowa 50309

Corporate Structure



Transfer Agent/Registrar/

Dividend Disbursing Agent

Harris Trust and Savings Bank

311 West Monroe Street

Chicago, Illinois 60690



Legal Counsel

Brown, Winick, Graves, Donnelly,

  Baskerville and Schoenebaum

Suite 1100, Two Ruan Center

601 Locust Street

Des Moines, Iowa 50309



Independent Auditors

KPMG Peat Marwick

2500 Ruan Center

666 Grand Avenue

Des Moines, Iowa 50309


Annual Report Design

Designgroup, Inc.

Photography: Bill Nellans

CORPORATE STRUCTURE

DIRECTORS

C. Robert Brenton

Chairman of the Board

Brenton Banks, Inc.


William H. Brenton

Chairman of the Executive Committee

& Vice Chairman of the Board

Brenton Banks, Inc.


J.C. Brenton

President (1990-1993)

Brenton Banks, Inc.


Robert L. DeMeulenaere

President

Brenton Banks, Inc.


R. Dean Duben

Vice Chairman of the Board

Brenton First National Bank,

Davenport


Thomas R. Smith

Tom Smith and Associates,

Marshalltown


EXECUTIVE OFFICERS

C. Robert Brenton

Chairman of the Board


William H. Brenton

Chairman of the Executive Committee

& Vice Chairman of the Board


Robert L. DeMeulenaere

President


Phillip L. Risley

Executive Vice President


Roger D. Winterhof

Senior Vice President-Community

Bank Division


Norman D. Schuneman

Senior Vice President-Lending


Saulene M. Richer

Senior Vice President-Marketing/Technology


John R. Amatangelo

Senior Vice President-Operations


Steven T. Schuler

Chief Financial Officer &

Vice President/Treasurer/Secretary


Gary D. Ernst

Vice President-Trust


Steven F. Schneider

Vice President-Brokerage Services


OFFICERS

Charles N. Funk

Vice President-Investments


Charles G. Riepe

Vice President-Corporate and

International Banking


Mary F. Sweeney

Vice President-Human Resources


Thea H. Oberlander

Corporate Controller


David K. Horner

Vice President-Audit


Todd A. Stumberg

Vice President-Loan Review


V. Beth McGeough

Vice President-Marketing


Ruth O. Rasmussen

Office Manager/Assistant Treasurer


Jennifer H. Carney

Senior Auditor


Louise E. Mickelson

Compliance Officer


Leah I. Trent

Administrative Officer



BANK PRESIDENTS & CHIEF EXECUTIVE OFFICERS

Woodward G. Brenton

President and CEO

Brenton First National Bank,

Davenport


James H. Crane

President

Brenton Bank of Palo Alto County,

Emmetsburg


Michael A. Cruzen

President

Brenton Bank, N.A. Knoxville


William L. Homan

President and CEO

Brenton Savings Bank, FSB,

Ames


Michael D. Hunter

President

Brenton State Bank of Jefferson


Ronald D. Larson

President and CEO

Brenton Bank and Trust Company of

Cedar Rapids


James L. Lowrance

President

Brenton Bank and Trust Company,

Marshalltown


Marc J. Meyer

President

Brenton National Bank of Perry


Clay A. Miller

President

Brenton Bank and Trust Company,

Clarion


Larry A. Mindrup

President

Brenton National Bank-Poweshiek County,

Grinnell


Daryl K. Petty

President

Brenton Bank and Trust Company, Adel


Clark H. Raney

President

Warren County Brenton Bank and Trust,

Indianola


Phillip L. Risley

President and CEO

Brenton Bank, N.A., Des Moines


Bruce L. Seymour

President

Brenton State Bank, Dallas Center

BRENTON BANKS AND ASSETS

COMMUNITY BANKS


1.	Brenton Bank and Trust Company

Main Bank: Adel

Other Communities: Dexter, Redfield

and Van Meter

Assets: $85,722



2.	Brenton Bank and Trust Company

Main Bank: Clarion

Other Communities: Eagle Grove

and Rowan

Assets: $55,764



3.	Brenton State Bank

Main Bank: Dallas Center

Other Communities: Granger,

Waukee and Woodward

Assets: $69,957



4.	Brenton Bank of Palo Alto County

Main Bank: Emmetsburg

Other Communities: Ayrshire

and Mallard

Assets: $57,494



5.	Brenton National Bank-

Poweshiek County

Main Bank: Grinnell

Assets: $115,976



6.	Warren County Brenton Bank

and Trust

Main Bank: Indianola

Assets: $45,082



7.	Brenton State Bank of Jefferson

Main Bank: Jefferson

Assets: $57,282



8.	Brenton Bank, N.A. Knoxville

Main Bank: Knoxville

Assets: $63,304



9.	Brenton Bank and Trust Company

Main Bank: Marshalltown

Other Locations: Meadowlane

Other Communities: Albion

Assets: $98,315



10.	Brenton National Bank of Perry

Main Bank: Perry

Assets: $82,823





METRO BANKS



11.	Brenton Savings Bank, fsb

Main Bank: Ames, Main Street

Other Metro Location: North Grand

Other Community: Story City

Assets: $100,112



12.	Brenton Bank and Trust Company

of Cedar Rapids

Main Bank: Cedar Rapids, First Ave.

Other Metro Locations: Southwest, Northeast and Marion

Assets: $170,570



13.	Brenton First National Bank

Main Bank: Davenport, Brady Street

Other Metro Locations: 53rd and Utica Ridge, Village Shopping

Center and West

Assets: $150,838



14.	Brenton Bank, N.A.

Main Bank: Des Moines, Capital Square

Other Metro Locations: Country Club, Ingersoll, Johnston,

Northwest, South,

Urbandale, Wakonda and West

Assets: $328,047

(assets in thousands)

Map of the United States in the upper left corner, showing the outline of Iowa.  Main map in the center is a map of Iowa, with counties where the Company has banking locations enlarged and drawn above the map.  The enlarged counties include dots designating Brenton bank locations.  See listing of bank locations and assets on the same page.

     Iowa

     Community Banks

     Metro Banks

     Offices

BRENTON BANKS, INC.

Suite 300, Capital Square

400 Locust Street

Des Moines, Iowa 50309

Telephone 515/237-5100



     200

Appendix to Annual Report
Referencing Graphic and Image Material

All graphic and image material has been described in the text of the annual report. Set forth below is a listing of such mateial with a reference to the description of such material in the text of the Annual Report and 10-K.

1. Cover - first unnumbered page of annual report, page 159 of the 10-K.

2. Bar graphs of net Income, Return on Average Equity, Net interest Margin and Return on Average assets (all in thousands) - page 1 of Annual Report, page 161 of 10-K.

3.  2 Photos on page three of Annual Report, page 163 of 10-K.

4.  Photograph on page 4 of Annual Report, page 164 of 10-K.

5.  Photograph on page 6 of Annual Report, page 166 of 10-K.

6.  Photograph on page 9 of Annual Report, page 169 of 10-K.

7.  Bar graphs of Annual Dividends per Commn Share, Primary
Capital Ratio and Tier 1 Leverage Capital Ratio on page 10 of
Annual Report, page 170 of 10-K.

8.  Photograph on page 12 of Annual Report, page 127 of 10-K.

9.  Bar graphs of Provision for Loan Loses, Net Charge-offs and
Nonperforming loans (all in thousands) on page 13 of Annual Report, page 173 of 10-K.

10.  Bar graphs of total assets (in millions) and Net Noninterest
Margin on page 14 of Annual Report and page 174 of 10-K.

11. Pie chart of Loan Composition on page 15 of Annual Report, page 175 of 10-K.

12.  Map on page 39 of Annual Report, page 199 of 10-K.



[MODULE-CONTENT]
[/TEXT]
[/DOCUMENT]

</DOCUMENT